Exhibit 4.30

SUPPLEMENTAL AGREEMENT

THIS SUPPLEMENTAL AGREEMENT (this “Agreement”) is entered into by and among the parties as follows:

Party A (the “Seller”): CHINA BAOAN GROUP CO., LTD.

Address: 28-29 Floor, Plaza A, BaoAn Square, 1002 Sungang East Road, Luohu District, Shenzhen city

Legal Representative: Chen Zhengli

Party B (the “Seller”): HENG FUNG INTERNATIONAL INVESTMENT CO., LTD.

Address: Room 411, New East Ocean Center, 9 Science Museum Road, Kowloon, Hong Kong

Legal Representative: Zeng Guangsheng

Party C (the “Seller”): HENGAN PROPERTY DEVELOPMENT (SHENZHEN) LTD.

Address: 21K, Plaza B, BaoAn Square, 1002 Sungang East Road, Luohu District, Shenzhen city

Legal Representative: Chen Taiquan

Party D (the “Seller”): SHENZHEN HENGJI PROPERTY MANAGEMENT CO., LTD

Address: 4 Floor, Honghu Garden A, 10 Honghu Road, Luohu District, Shenzhen city

Legal Representative: Chen Lizhu

(Collectively, the “Sellers”)

Party E (the “Purchaser”): SHANGHAI GUILING INDUSTRIAL CO., LTD.

Address: Room 519, 2550 North Zhongshan Road, Putuo District, Shanghai

Legal Representative: Zhang Youjin

The Sellers and the Purchaser hereby confirm that the Purchaser has paid the Sellers RMB200 million as part of the Payable Price (the Deposit of RMB50 million included) as of November 16, 2012. As such, the Purchaser has unilaterally breached its payment obligations by failing to pay the Sellers in the full amount pursuant to the agreed payment schedule. Therefore, through amiable negotiations, the Sellers and the Purchaser hereby modify the provisions with respect to, among other things, the payment schedule, as follows.

SECTION 1 DEPOSIT

All the parties hereto hereby agree and confirm that they increase the Deposit from RMB50 million as initially prescribed to RMB100 million.

SECTION 2 PAYMENT SCHEDULE

The Purchaser undertakes and warrants that it shall pay the remainder of the Payable Price to the bank account jointly designated by the Sellers before December 26, 2012, failing which, the Purchaser shall be deemed to be in breach and the Sellers shall have the right to retain the Deposit in amount of RMB100 million and unilaterally terminate all agreements entered into with the Purchaser, and the Purchaser shall waive any claim with respect of the Deposit.

SECTION 3 DISPUTE RESOLUTION

All disputes arising out of or in connection with the Sellers and the Purchaser shall initially be resolved through amiable negotiations; if the parties fail to reach an agreement under such negotiations, any party hereto may bring a lawsuit in the people’s court located in the place where Party A is domiciled and the governing law shall be the PRC laws.

SECTION 4 MISCELLANEOUS

4.1 If case of any discrepancy between this Agreement and other agreements previously entered into among the Sellers and the Purchaser, this Agreement shall prevail.

4.2 This Agreement is executed in eight (8) counterparts, with the Sellers holding five (5) and the Purchaser holding three (3) counterparts. All of the counterparts shall have the same legal effect.

4.3 The Agreement is entered into on             , 2012, in Shenzhen.

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(Signature Page)

Party A: (Seal)

Legal or Authorized Representative: (Signature)

Party B: (Seal)

Legal or Authorized Representative: (Signature)

Party C: (Seal)

Legal or Authorized Representative: (Signature)

Party D: (Seal)

Legal or Authorized Representative: (Signature)

Party E: (Seal)

Legal or Authorized Representative: (Signature)